As filed with the Securities and Exchange Commission on February 5, 2021

Registration No. 333-249438

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BLUE RIDGE BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1470908
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1807 Seminole Trail

Charlottesville, Virginia 22901

(540) 743-6521

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bay Banks of Virginia, Inc. 2003 Incentive Stock Option Plan

Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan

Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan

(Full titles of plans)

Brian K. Plum

Chief Executive Officer

Blue Ridge Bankshares, Inc.

Luray, Virginia 22835

(540) 743-6521

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, no par value	99,181 shares (2)	N/A	N/A	N/A

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, no par value (“Common Stock”) of Blue Ridge Bankshares, Inc. (the “Registrant” or the “Company”), registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents the maximum number of shares of Common Stock issuable under outstanding stock options granted under the Bay Banks of Virginia, Inc. 2003 Incentive Stock Option Plan, the Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan and the Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan (together, the “Bay Banks Plans”), which were assumed by the Registrant in connection with the Registrant’s acquisition of Bay Banks of Virginia, Inc., which was consummated on January 31, 2021.

(3)

These shares were registered under the Registration Statement on Form S-4 (File No. 333-249438) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on October 13, 2020, as amended by Pre-Effective Amendment No. 1 filed on December 9, 2020, and declared effective by the Commission on December 11, 2020 (the “Registration Statement on Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (File No. 333-249438), filed with the Commission on October 13, 2020, as amended by Pre-Effective Amendment No. 1 filed on December 9, 2020, and declared effective by the Commission on December 11, 2020 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to as the “Registration Statement.” The Registrant filed the Form S-4 in connection with the merger of Bay Banks of Virginia, Inc., a Virginia corporation (“Bay Banks”), with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”). This Post-Effective Amendment No. 1 relates to shares of Common Stock originally registered on the Form S-4 that may be issued in connection with the exercise of stock options (“Bay Banks Awards”) previously granted under the Bay Banks Plans, which Bay Banks Awards were assumed by the Registrant in connection with the Merger, which was consummated on January 31, 2021. At the effective time of the Merger, each outstanding Bay Banks Award was converted into a corresponding award with respect to Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8, the information required by this Part I of Form S-8 is not and will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on April 14, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on April 29, 2020.

(b)

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 15, 2020, August 14, 2020 and November 13, 2020, respectively.

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on April 17, 2020, May 29, 2020 (two reports), July 1, 2020, July 7, 2020, July 8, 2020, August 13, 2020, August 14, 2020, September 17, 2020, September 18, 2020, September 22, 2020, November 13, 2020, January 7, 2021, January 21, 2021 and February 1, 2021.

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e)	The description of the Company’s common stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on April 14, 2020.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act, codified in Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia as amended (the “VSCA”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a signed written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. To meet the relevant standard of conduct, the VSCA provides that the director or officer must have conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, that his or her conduct was at least not opposed to its best interests. In the case of any criminal proceeding, the director or officer must not have had reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

As permitted by the VSCA, the articles of incorporation of the Company contain provisions that indemnify its directors and officers and that eliminate the liability of both its directors and officers to the Company or its shareholders for monetary damages in excess of $1.00, to the fullest extent permitted by Virginia law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions only apply to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law. In addition, the Company’s articles of incorporation provide for the indemnification of directors for expenses and/or liabilities they incur in connection with the defense of claims asserted against them in their capacities as directors. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage. The rights of indemnification provided in the articles of incorporation of the Company are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors, or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

4.1	Specimen Common Stock Certificate of Blue Ridge Bankshares, Inc. (incorporated by reference to Exhibit 3.1 of Blue Ridge Bankshares, Inc.’s Form 1-A Offering Statement filed May 19, 2016).

4.2	Articles of Incorporation of Blue Ridge Bankshares, Inc., as amended through August 16, 2011 (incorporated by reference to Exhibit 2.1 of Blue Ridge Bankshares, Inc.’s Form 1-A Offering Statement filed May 19, 2016).

4.3	Articles of Amendment to the Articles of Incorporation of Blue Ridge Bankshares, Inc., dated June 27, 2018 (incorporated by reference to Exhibit 3.2 of Blue Ridge Bankshares, Inc.’s Registration Statement on Form S-4 filed on August 8, 2019).

4.4	Articles of Amendment to the Articles of Incorporation of Blue Ridge Bankshares, Inc., dated July 7, 2020 (incorporated by reference to Exhibit 3.1 of Blue Ridge Bankshares, Inc.’s Current Report on Form 8-K filed on July 8, 2020).

4.5	Bylaws of Blue Ridge Bankshares, Inc., as amended and restated (incorporated by reference to Exhibit 3.2 of Blue Ridge Bankshares, Inc.’s Current Report on Form 8-K filed on February 1, 2021).

4.6	Bay Banks of Virginia, Inc. 2003 Incentive Stock Option Plan (incorporated by reference to Exhibit 99.0 to Bay Banks of Virginia, Inc.’s Form S-8, filed on February 19, 2004).

4.7	Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 99.1 to Bay Banks of Virginia, Inc.’s Form S-8, filed on November 14, 2008).

4.8	Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Bay Banks of Virginia, Inc.’s Form S-8, filed on June 28, 2013).

5.0	Opinion of Williams Mullen.*

23.1	Consent of Brown, Edwards & Company, L.L.P.*

23.2	Consent of Williams Mullen (included in Exhibit 5.0).

24.0	Power of Attorney (contained on signature page to the Registrant’s Registration Statement on Form S-4 (File No. 249438) filed on October 13, 2020, to which this is Post-Effective Amendment No. 1 on Form S-8).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B)

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on February 5, 2021.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum
Brian K. Plum
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Brian K. Plum	Chief Executive Officer	February 5, 2021
Brian K. Plum	and Director (principal executive officer)

*	Chairman of the Board of Directors	February 5, 2021
Larry Dees

*	Director	February 5, 2021
Hunter H. Bost

/s/ Elizabeth H. Crowther	Director	February 5, 2021
Elizabeth H. Crowther

*	Director	February 5, 2021
Mensel D. Dean

/s/ Richard A. Farmar, III	Director	February 5, 2021
Richard A. Farmar, III

/s/ Randal R. Greene	President, Chief Operating Officer	February 5, 2021
Randal R. Greene	and Director

Signature	Capacity	Date

*	Director	February 5, 2021
Andrew C. Holzwarth

*	Director	February 5, 2021
Robert S. Janney

/s/ Julien G. Patterson	Director	February 5, 2021
Julien G. Patterson

/s/ Randolph N. Reynolds, Jr.	Director	February 5, 2021
Randolph N. Reynolds, Jr.

/s/ C. Frank Scott, III	Director	February 5, 2021
C. Frank Scott, III

/s/ Vance H. Spilman	Director	February 5, 2021
Vance H. Spilman

*	Director	February 5, 2021
William W. Stokes

*	Director	February 5, 2021
Carolyn J. Woodruff

/s/ Judy C. Gavant	Executive Vice President and	February 5, 2021
Judy C. Gavant	Chief Financial Officer (principal financial officer)

*		February 5, 2021
Amanda G. Story	Chief Accounting Officer (principal accounting officer)

* By:	/s/ Brian K. Plum
Brian K. Plum
Attorney-in-fact
February 5, 2021